Smart-tek Solutions, Inc. Introduces Its Bird Flu Containment Solution to Vietnam

CORTE MADERA, Calif., June 20, 2006 - Smart-tek Solutions, Inc. (OTCBB: STTK) and its subsidiary, Smart-tek Communications, Inc. announced today that it has introduced its RTAC-PM poultry monitoring and containment system to Vietnamese officials during last week’s visit to South-East Asia.

“We had the opportunity to introduce our RFID poultry monitoring and containment system that we have designed to help in the fight against the spread of the avian flu to officials from the Ministry of Agriculture and Rural Development, the Department of Animal Health, the Deputy Chief of Legislation Division & Deputy General Director of National Veterinary Inspections” said Perry Law, President of Smart-tek Communications, Inc.  “During our meeting of June 16, 2006, there was tremendous interest in our system and its application as part of a comprehensive H5N1 containment strategy.  We have been asked to prepare an official letter requesting an audience with the Minister of Agriculture, a meeting which will be supported and recommended by those who attended the presentation.”

The country of Vietnam, which has an estimated population of 84 million people making it the 15th most populated country in the world, along with an estimated poultry population of 260 million, has been greatly affected by the deadly and economically devastating H5N1 virus.

“The threat of an avian flu pandemic still exists” said Law.  “According to a recent article, American researchers now believe that the deadly H5N1 virus has split into two distinct strains.  The article also points out that this development may make the development of a vaccine, even more difficult.    If this is the case, then the importance of monitoring and containing of poultry as part of the fight against the deadly bird flu is greater than it has ever been”.

The system, “RTAC-PM,” was designed for the livestock industry and is targeted specifically for the poultry industry with user defined alerts that may assist governmental agencies to monitor poultry movement. The RTAC-PM system incorporates leading edge technology and is customized around customers’ requirements with the flexibility to adapt to various types of OEM products.

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended March 31, 2006 for further information and factors that may affect Smart-tek Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711